EXHIBIT 3.1.2

                           CERTIFICATE OF AMENDMENT TO
                                       THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             RECALL MAIL CORPORATION

                           Pursuant to Section 242 of
                      the Delaware General Corporation Law

TO:   SECRETARY OF STATE
      STATE OF DELAWARE

      Recall Mail Corporation, a corporation incorporated and organized under and by virtue of the laws of the State of Delaware (the "Corporation"), hereby amends its Certificate of Incorporation as set forth in this Certificate of Amendment. The Corporation's Certificate of Incorporation was filed and recorded in the Office of the Secretary of State, State of Delaware on October 8, 2003. The Corporation does hereby certify as follows:

                                    ARTICLE I
                                   AMENDMENTS
                                   ----------

      The following amendments to the Certificate of Incorporation of the Corporation (the "Amendments") were adopted by a majority of the stockholders of the Corporation pursuant to the written consent of such stockholders given in accordance with Section 228 of the Delaware General Corporation Law.

      ARTICLE FIRST of the Corporation's Certificate of Incorporation is amended to read as follows:

      The name of the Corporation is BigString Corporation.

      ARTICLE FOURTH of the Corporation's Certificate of Incorporation is amended to read as follows:

      Section 4.1. Total Number of Shares of Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is two hundred-fifty million (250,000,000), consisting of two hundred-forty nine million (249,000,000) shares of Common Stock, par value $0.0001 per share ("Common Stock"), and one million (1,000,000) shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock").

      Section 4.2. Common Stock.
                   ------------

      (a) The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

      (b) Subject to any prior or superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after

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payment shall have been made to the holders of Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

      (c) Dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation.

      Section 4.3. Preferred Stock.
                   ---------------

      (a) The Preferred Stock may from time to time be divided into and issued in series. The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by the Board of Directors of the Corporation as hereinafter provided. In all other respects all shares of the Preferred Stock shall be identical.

      (b) The Board of Directors of the Corporation is hereby expressly authorized, subject to the provisions hereof, to establish series of Preferred Stock and to fix and determine by vote providing for the issuance of such series:

            (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors of the Corporation in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation;

            (ii) the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

            (iii) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

            (iv) the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

            (v) the obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

            (vi) the term, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the rate of conversion or exchange and the terms of adjustments, if any;


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

            (vii) the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

            (viii) such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

      (c) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

      (d) Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

      ARTICLE SEVENTH of the Corporation's Certificate of Incorporation is amended to read as follows:

      No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE II
                             APPROVAL OF AMENDMENTS
                             ----------------------

      The Corporation has 49,663,050 shares of Common Stock outstanding, the affirmative vote of the holders of a majority of which is required to approve the Amendments set forth in this Certificate of Amendment. Pursuant to the written consent of the holders of a majority of the outstanding shares of Common Stock given in accordance with Section 228 of the Delaware General Corporation Law, the Amendments set forth in this Certificate of Amendment were approved by the stockholders of the Corporation as of June 29, 2005. 30,200,000 of the outstanding shares of Common Stock were voted in favor of the Amendments set forth in this Certificate of Amendment.


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

      IN WITNESS WHEREOF, this Certificate of Amendment has been executed as of this 19th day of July, 2005.

                                        RECALL MAIL CORPORATION


                                    By: /s/ Darin Myman
                                        ------------------------------------
                                  Name: Darin Myman
                                 Title: President and Chief Executive Officer


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